SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-1(b))

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)




                                 ENERCORP, INC.
                                (Name of Issuer)


                         COMMON STOCK, $.0001 PAR VALUE
                         (Title of Class of Securities)


                                   501792 11 3
                                 (CUSIP Number)

                                 August 25, 1999
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

___   Rule 13d-1(b)     __x_  Rule 13d-1(c)           ___   Rule 13d-1(d)

(Degree)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

This information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


    -------------------------                                      --------------------------------------------
    CUSIP NO. 969465 10 3                13G                       Page___2____ of ___6__Pages
    -------------------------                                      --------------------------------------------


    -----------------------------------------------------------------------------------------------------------
      1    NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                           Dawn E. Hebard

    -----------------------------------------------------------------------------------------------------------
      2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                            ---
                                                                                         (a)
                                                                                            ---
                           NA
                                                                                            ---
                                                                                         (b)
                                                                                            ---

    -----------------------------------------------------------------------------------------------------------
      3     SEC USE ONLY



    -----------------------------------------------------------------------------------------------------------
      4    CITIZENSHIP OR PLACE OF ORGANIZATION

                           US

    -----------------------------------------------------------------------------------------------------------
                                5     SOLE VOTING POWER
                                                                                 30,933 common

    NUMBER OF
                             ----------------------------------------------------------------------------------
    SHARES                      6     SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY                                                                          0
      EACH
                             ----------------------------------------------------------------------------------
    REPORTING                   7     SOLE DISPOSITIVE POWER
    PERSON                                                                       30,933 common


                             ----------------------------------------------------------------------------------
                                8     SHARED DISPOSITIVE POWER

                                                                                      0


    -----------------------------------------------------------------------------------------------------------
      9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                                 30,933 common


    -----------------------------------------------------------------------------------------------------------
      10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    -----------------------------------------------------------------------------------------------------------
      11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                                   5.2%


    -----------------------------------------------------------------------------------------------------------
      12   TYPE OF REPORTING PERSON*

                                                                                     IN


    -----------------------------------------------------------------------------------------------------------
                               *SEE INSTRUCTION BEFORE FILLING OUT!



CUSIP No. 501792 11 3                                       Page 3 of 6



ITEM 1(a)   Name of Issuer:  Enercorp, Inc.

ITEM 1(b)   Address of Issuer's Principal Executive Officers:

            7001 Orchard Lake Rd., Suite 424
            West Bloomfield, MI  48322

ITEM 2(a)   Name of Persons Filing:

            This Schedule 13G is being filed by Ms. Dawn E. Hebard.

ITEM 2(b) Address Principal Business Office or, if none, Residence:

            6165 Upper Straits Blvd.
            Orchard Lake, MI 48324

ITEM 2(c)   Citizenship: Ms. Hebard is a United States citizen

ITEM 2(d)   Title of Class of Securities
            Common Stock $.0001 Par Value

ITEM 2(e)   CUSIP Number:  292906104

ITEM 3 If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a) Broker or dealer  registered  under Section 15 of the Exchange Act.
(b) Bankas defined in Section  3(a)(6) of the  Exchange  Act.
(c) Insurance company as defined in Section 3(a)(19) of the Investment Company Act.
(d) Investment company registered under Section 8 of the Investment Company Act.
(e) An investment adviser in accordance with Rule  13d-1(b)(1)(ii)(E);
(f) An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g) A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i) A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j) Group, in accordance with Rule 13d-1(b)(1)(ii)(J);

      If this statement is filed pursuant to Rule 13d-1(c), check this box.   X

CUSIP No. 501792 11 3                                       Page 4 of 6


ITEM 4      Ownership:

            a.  Amount Beneficially Owned by Ms. Hebard: 29,600 shares (5.0%)

            Includes:(i) 29,600 shares (5.0%).

            b.    Percent of Class:    5.0% by Ms. Hebard

            c. Number of shares as to which such person has:

              (i) sole power to vote or to direct the vote:

               Ms. Hebard has the sole power to vote or to direct the votes of 29,600 shares held in her name.

             (ii) shared power to vote or to direct the vote:

                        None

            (iii) sole power to dispose or to direct the disposition:

               Ms. Hebard has the sole power to dispose or to direct the deposition of 29,600 shares held in her name.

             (iv) shared power to dispose or to direct the disposition:

                        None


ITEM 5      Ownership of Five Percent or Less of a Class:  N/A

ITEM 6 Ownership of More than Five percent on Behalf of Another Person:
                        N/A

ITEM 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company: N/A

ITEM 8      Identification and Classification of Members of the Group:  N/A

CUSIP No. 501792 11 3                                       Page 5 of 6


ITEM 9      Notice of Dissolution of Group:  N/A


ITEM 10     Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 501792 11 3                                       Page 6 of 6


                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      Dated: September 3, 1999      s\ Dawn E. Hebard
                                   ---------------------
                                    Dawn E. Hebard